Exhibit 10.6

July 18, 2016

Don Reeves

Dear Don,

On behalf of Silver Spring Networks, Inc. (the “Company”) I am pleased to offer the following changes in your compensation.

You will be paid a base salary of $425,000, subject to applicable withholding taxes and paid pursuant to the Company’s regular payroll schedule, effective July 1, 2016. This represents a 13.3% increase.

In addition, the Company will recommend to its Board of Directors that it grant you an award of 30,000 restricted stock units (“RSUs”), which vest into shares of the Company’s common stock.  The RSUs will be granted under and subject to the terms and conditions of the Company’s equity incentive plan and will be contingent on your execution of the Company's standard RSU Agreement.  The RSUs will vest, subject to your continued employment with the Company or one of its subsidiaries on each applicable vesting date, as follows: (a) 25% of the RSUs shall vest on the first anniversary of the grant date; and (b) the remaining RSUs shall vest in twelve equal quarterly installments following the first anniversary of the grant date until the RSUs have become fully vested four years from the grant date.  A copy of the Company's equity incentive plan and the RSU agreement will be provided to you as soon as practicable after the grant date.  You agree to sign and return any RSU agreement provided to you by the Company in connection with this grant.  You also agree to sign any other agreements or documents provided by the Company that may be required under applicable laws to receive the RSUs and any shares of common stock upon settlement of the RSUs.

We are delighted to extend you this offer.

Very truly yours,
Silver Spring Networks, Inc. /S/ Terri Stynes

Terri Stynes
Vice President, Human Resources

Silver Spring Networks, Inc.	•	230 West Tasman Drive	•	San Jose, California 95134	•	T + 1 669 770 4000	•	ssni.com